Exhibit 99.01

DexCom Names Steven R. Pacelli Chief Operating Officer; Jorge Valdes Chief Technical Officer

SAN DIEGO, CA – June 22, 2010 – DexCom, Inc. (NASDAQ:DXCM) today announced that Steven R. Pacelli has been appointed to the newly created position of Chief Operating Officer (COO). In this role, Mr. Pacelli will be responsible for the strategic and operational leadership of DexCom’s sales, marketing and other core commercial functions, including finance, customer support, quality, corporate development, managed care, human resources, legal and intellectual property and investor relations. Mr. Pacelli will continue to report to Terry Gregg, DexCom’s President and Chief Executive Officer.

“I have every confidence that Steve’s knowledge of our business, proven leadership skills, and keen insight into our development strategies will serve as an excellent foundation for his continued success in his new role,” said Mr. Gregg. “Steve’s appointment will also provide me with the opportunity to direct more of my energies on developing and refining our corporate strategy, and to enhancing DexCom’s external relationships with customers, shareholders, and key constituents, both domestically and internationally.”

DexCom also announced today that Jorge Valdes has been appointed to the newly created position of Chief Technical Officer (CTO). In this role, Mr. Valdes assumes responsibility for the strategic and operational leadership of DexCom’s research and development function, including clinical and regulatory, as well as information technology and manufacturing operations. Mr. Valdes will also continue to report to Mr. Gregg.

“As our product portfolio continues to grow and we tap new opportunities and markets around the globe, operational excellence is critical to achieving our goals,” said Mr. Gregg. “Jorge is a talented healthcare executive with a proven track record of assembling winning teams focused on building successful products and driving operational efficiencies. Steve and Jorge have each demonstrated outstanding leadership skills, both externally and internally, and an ability to deliver results. I look forward to working closely with them in their expanded roles.”

Mr. Pacelli has served as DexCom’s Chief Administrative Officer since December 2008, where he was charged with overseeing DexCom’s finance, corporate development, managed care, legal, human resources, intellectual property and investor relations functions. From July 2007 to December 2008, Mr. Pacelli served as DexCom’s Senior Vice President of Corporate Affairs, and from April 2006 to July 2007, as its Vice President of Legal Affairs. From March 2003 to April 2006, Mr. Pacelli served as a corporate attorney with Stradling Yocca Carlson & Rauth where he specialized in public and private finance, mergers and acquisitions, and general corporate matters for life sciences and technology companies. From February 2001 to March 2003, Mr. Pacelli served as Vice President of Corporate Development, Secretary, and General Counsel of Axcelerant, Inc., a provider of secure managed business network services. From January 2000 to January 2001, Mr. Pacelli served as Vice President, Secretary, and General Counsel of Flashcom, Inc., a provider of consumer broadband DSL services. Mr. Pacelli holds a BA from the University of California, Los Angeles, and a JD from the University of Virginia. Mr. Pacelli is a member of the State Bar of California.

Jorge Valdes has served as DexCom’s Senior Vice President of Operations since July 2007, responsible for overseeing DexCom’s manufacturing, engineering, and information technology departments. Mr. Valdes previously served as DexCom’s Vice President of Engineering from November 2005 to July 2007. From July 1999 to March 2005, Mr. Valdes served as Vice President of Engineering at Advanced Fibre Communications, or AFC, a provider of broadband access solutions. Mr. Valdes also served as General Manager for the fiber to the premise (FTTP) business unit of AFC beginning in May 2004. From May 1985 until July 1999, Mr. Valdes held positions at Racal-Datacom, Inc., a manufacturer of data communication products, in engineering management, product development and product management. Mr. Valdes received his BS and an MBA from the University of Miami, Florida.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by patients and by healthcare providers in the hospital.

Cautionary Statement Regarding Forward Looking Statements

This media release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties. DexCom’s actual results may differ materially from those anticipated in these forward-looking statements. DexCom is a medical device company with a limited operating history. Successful commercialization of the company’s products is subject to numerous risks and uncertainties, including a lack of acceptance in the marketplace by physicians and patients, the inability to manufacture products in commercial quantities at an acceptable cost, possible delays in the company’s development programs, the inability of patients to receive reimbursement from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s annual report on Form 10-Q for the period ending March 31, 2010, as filed with the Securities and Exchange Commission on May 5, 2010.

FOR MORE INFORMATION:

Steven R. Pacelli

Chief Operating Officer

(858) 200-0200

www.dexcom.com